UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE13G*


              Under the Securities Exchange Act of 1934



			Western Liberty Bancorp
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                           (Name of Issuer)


		             Common Stock

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                    (Title of Class of Securities)

                              961443108

                          -----------------
                            (CUSIP Number)


  			    April 12, 2012
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        (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x/ Rule 13d-1(b)
    /x/ Rule 13d-1(c)
    / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)


CUSIP No. 961443108
--------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        Wedbush Asset Management, LLC
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   2.   Check the Appropriate Box if a Member of a Group
        (See Instructions)

          (a) /x/
          (b) / /
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   3.   SEC Use Only
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   4.   Citizenship or Place of Organization

        Delaware
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     Number of Shares    5. Sole Voting Power                    0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power            776,801
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power               0
                       ----------------------------------------------
                         8. Shared Dispositive Power       776,801

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   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        776,801
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   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
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   11.  Percent of Class Represented by Amount in Row (9)

        5.77%
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   12.  Type of Reporting Person (See Instructions)
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        IA



CUSIP No. 961443108
--------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        Wedbush Opportunity Capital, LLC
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                    0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power            776,801
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power               0
                       ----------------------------------------------
                         8. Shared Dispositive Power       776,801

---------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        776,801
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        5.77%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        OO



CUSIP No. 961443108
--------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        Wedbush Opportunity Partners, LP
---------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group
         (See Instructions)

          (a) /x/
          (b) / /
---------------------------------------------------------------------
   3.   SEC Use Only
---------------------------------------------------------------------
   4.   Citizenship or Place of Organization

        Delaware
---------------------------------------------------------------------
     Number of Shares    5. Sole Voting Power                     0
     Beneficially by   ----------------------------------------------
     Owned by Each       6. Shared Voting Power             776,801
     Reporting         ----------------------------------------------
     Person With:        7. Sole Dispositive Power                0
                       ----------------------------------------------
                         8.Shared Dispositive Power         776,801

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   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        776,801
---------------------------------------------------------------------
   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        5.77%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

        PN




Cusip No. 961443108           13G Western Liberty Bancorp

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Item 1. Name and Address of Issuer.

(a) This statement relates to the shares of the common stock of Western Liberty Bancorp ("Issuer").

(b)   Issuer's address: 8363 West Sunset Road, Suite 350, Las Vegas, NV 89113


Item 2. Filers

(a) This statement is filed by Wedbush Asset Mangement, LLC ("WAM"), Wedbush Opportunity Capital, LLC ("WOC"), and Wedbush Opportunity Partners, LP ("WOP").


(b)   Business address of the above filers are as follows:
      WAM - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      WOC - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      WOP - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457


(c) WAM is a registered investment adviser. WOC is a limited liability corporation organized under the laws of the State of Delaware.
WOP is a limited partnership organized under the laws of the State of Delaware.

(d)   Common stock

(e)   961443108

Item 3. Classification of Filers

(e)  	   WAM is an investment adviser

(a) - (j)  Not applicable

(a) - (j)  Not applicable



Item 4. Ownership

(a) Together, the Reporting Persons benefically own a total of 776,801 shares of Common Stock of the Issuer.

(b) Together, the Reporting Persons benefically own approximately 5.77% of the outstanding shares of the Issuer.

(c)   Number of Shares as to which the filer has:

      (i) WAM has 0 sole shares; WOC has 0 sole Shares; and WOP has 0 sole shares.

      (ii) Shared power to vote; WAM has 776,801 Shares; WOC has 776,801 Shares; and WOP has 776,801 shares to dispose.

      (iii) Sole power to dispose: WAM has 0 Shares to dispose; WOC has 0 Shares to dispose; and WOP has 0 shares to dispose.

      (iv) Shared power to dispose; WAM has 776,801 Shares; WOC has 776,801 Shares; and WOP has 776,801 shares to dispose.

Item 5. Ownership of Five Percent or Less of a Class.

     	Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another.

        Not applicable.

Item 7. Identification and Classification of Subsidiary which Acquired the Securities Being Reported on by the Parent Holding Company.

     	Not Applicable.


Item 8.     Identification and Classification of Members of a Group.

Name                               Category
Wedbush Asset Management, LLC	      IA
Wedbush Opportunity Capital, LLC      OO
Wedbush Opportunity Partners, LP      PN


WOC is the general partner and acts as the investment manager for WOP.


Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                          Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






	 Wedbush Asset Management, LLC

05/14/2012
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title



	 Wedbush Opportunity Capital, LLC

05/14/2012
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title



	Wedbush Opportunity Partners, LP

05/14/2012
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ Managing Director
---------------------------
Name/Title